Exhibit 99.1

                                    SAMUELS
                         A Diamond Tradition Since 1891

                        2914 Montopolis Drive, Suite 200
                               Austin, Texas 78741
                     Main (512) 369-1400, Fax (512) 369-1500
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                                                      CONTACT:
                                                      Randy N. McCullough
                                                      President & CEO
                                                      Phone: 512-369-1445

FOR IMMEDIATE RELEASE
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                           SAMUELS JEWELERS ANNOUNCES
                              OCTOBER SALES RESULTS

Austin, Texas - November 17, 2000 -- Samuels Jewelers, Inc., (Nasdaq OTC

Bulletin Board SMJW), one of America's largest specialty retailers of fine jewelry, today announced sales results for its fiscal month October, which represents the four-week period ending November 4, 2000.


Total sales for the four-week fiscal month ending November 4, 2000, were $9.5 million, representing a 43.1 % increase over the $6.6 million for the fiscal month ending October 30, 1999. Samuels had 200 stores at November 4, 2000,

compared with 136 stores at the end of the comparable period last year.

Comparable store sales, defined as those stores open in both the current and prior year periods, increased 6.9% for fiscal October compared to the previous year.


"We are extremely pleased to see our comp store sales momentum picking up as we head into the upcoming selling season," stated Randy McCullough, Samuels'

President and Chief Executive Officer. "This increase in comp store sales is in


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large part a result of increased inventory and stocking levels of our top-selling merchandise," continued McCullough.


Samuels Jewelers, Inc. currently operates 200 stores in 26 states throughout the country under the trade names Samuels Jewelers, Samuels Diamonds, Schubach

Jewelers and C & H Rauch Jewelers, and online at www.Samuels.cc,

www.SamuelsJewelers.com and www.JewelryLine.com.


Forward-looking statements in this press release and all other statements that are not historical fact are subject to risks and uncertainties, which may cause the company's performance to vary. Specific risks include, but are not limited to, industry competition factors and other risks identified in the Company's filings with the Securities and Exchange Commission.


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